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                                                                     Exhibit 4.7

                                   AMENDMENT 1997-1
                                          TO
                         TREASURE CHEST ADVERTISING CO., INC.
                               SAVINGS PLUS 401(K) PLAN

This amendment is made and entered into the date below written by Treasure Chest Advertising Company, Inc., a Delaware Corporation (the "Company"). Unless otherwise indicated, this amendment is effective as of July 1, 1997.

                                      WITNESSETH

    WHEREAS, the Company adopted the Treasure Chest Advertising Co., Inc. Savings Plus 401(k) Plan for the benefit of eligible employees of the Company and its Affiliated Companies, and

    WHEREAS, the Company reserved the right to amend the Plan from time to time.

    NOW, THEREFORE, the Plan is hereby amended as follows:

1)  Section 3 of the Plan is amended by the addition of the following new section 3(a)(11) thereunder:

         "(a)(11)   Any individuals actively employed by Pacific Color
    Connection, Inc. or Digital Dimensions, Inc. on June 30, 1997 shall become Participants in this Plan on the next Entry Date; provided that such individuals have completed a Year of Service as of such Entry Date, taking into account such individuals' periods of employment with Pacific Color Connection, Inc. and Digital Dimensions, Inc.

2)  Section 11(a) of the Plan is amended by the addition of the following new section 11(a)(4) thereunder:

         "(a)(4)   Notwithstanding the foregoing, any individual actively
    employed by Pacific Color Connection, Inc. or Digital Dimensions, Inc. on the date such corporations became Affiliated Companies shall receive credit for all periods of employment with such corporations for purposes of determining such individuals' Credited Service under this Plan."

IN WITNESS WHEREOF, the Parties have caused this amendment to be executed this 15th day of May, 1997 at Baltimore, Maryland.

                       TREASURE CHEST ADVERTISING COMPANY, INC.
                                a Delaware Corporation

Witness/Attest:



/s/ Lorna Russell                 /s/ Donald E. Ronald
_________________________________ __________________________________________
                                  President